THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	ADMA BIOLOGICS, INC., a Delaware corporation
Number of Shares:	338,710
Type/Series of Stock:	Common stock, $0.0001 par value per share (“Common Stock”)
Warrant Price:	$3.10 per share
Issue Date:	October 10, 2017
Expiration Date:	October 10, 2024 See also Section 6.1(b).
Credit Facility:

This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Credit Agreement dated as of October 10, 2017 among Marathon Healthcare Finance Fund, L.P., as Lender and Collateral Agent, the Lenders from time to time party thereto, the Company, ADMA Plasma Biologics, Inc., ADMA Bio Centers Georgia Inc. and ADMA BioManufacturing, LLC.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Marathon Healthcare Finance Fund, L.P. (“Initial Holder” and, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of Common Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1.        EXERCISE.

1.1           Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2           Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3           Fair Market Value. If the Company’s Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is Common Stock, the fair market value of a Share shall be the closing price or last sale price of a share of Common Stock reported for the Business Day (as defined below) immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s Common Stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4           Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5           Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6           Treatment of Warrant Upon Acquisition of Company.

(a)            Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power other than (a) open market sales or (b) any distribution by a stockholder of its share to its partners, stockholders or stakeholders.

(b)           Treatment of Warrant at Acquisition. In the event of an Acquisition prior to the Expiration Date in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined below) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise this Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition.

(c)            The Company shall provide Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than three (3) Business Days prior to the closing of the proposed Cash/Public Acquisition. In the event the Company does not provide such notice (or the Company provides Notice of a Cash/public Acquisition in accordance hereof to the Holder and the Holder fails to deliver a Notice of exercise prior to the date of the Cash/Public Acquisition) then if, immediately prior to the Cash/Public Acquisition, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof.

(d)           Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e)            As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition to the extent such restrictions may be lifted at such time under the applicable federal or state securities laws, rules or regulations.

SECTION 2.        ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1           Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2           Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3           No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.4           Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3.        REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)            All Shares which may be issued upon the proper exercise of this Warrant in accordance with the terms contained herein shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into Common Stock or such other securities.

3.2           Notice of Certain Events. If the Company proposes at any time to:

(a)            declare any dividend or distribution upon the outstanding shares of common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)           offer for subscription or sale pro rata to the holders of the outstanding shares of the Company’s common stock (other than pursuant to contractual pre-emptive rights);

(c)            effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of common stock; or

(d)           effect an Acquisition or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall give Holder:

(1)           at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(2)           in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

Reference is made to Section 1.6(c) whereby this Warrant will be deemed to be exercised pursuant to Section 1.2 hereof if the Company does not give written notice to Holder of a Cash/Public Acquisition as required by the terms hereof. Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

Provided the Company remains subject to the reporting obligations of the Exchange Act, the notice provisions set forth in this Section 3.2 shall terminate at such time as the Company no longer has substantially similar notice obligations under any other warrant or similar instrument.

SECTION 4.        REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2           Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3           Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4           Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5           The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6           No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5.        REGISTRATION RIGHTS.

5.1           Registration. In the event that the Company files a registration statement (a “Registration Statement”) with the Securities and Exchange Commission covering the sale of its shares of Common Stock (other than a registration statement on Form S-4 or S-8, or on another form, or in another context, in which such “piggyback” registration would be inappropriate), then Holder shall have the right to require the Company to register the resale of the Shares on such Registration Statement to the extent the Company does not maintain an effective registration statement for the Shares. In the event that Holder requests the registration of less than all of the Shares represented hereby, prior to any such registration, Holder shall request that the Company issue in exchange therefore new warrants representing the Shares in such denominations as the Holder shall request; provided, however, that no such certificate representing any Shares being registered shall also represent any Shares not being registered. Notwithstanding the foregoing, (i) the registration rights contained in this Section 5.1 shall expire on October _, 2024 and (ii) such registration rights shall not be effective more than seven (7) years from the effective date of the Registration Statement in accordance with FINRA Rule 5110(f)(2)(G)(v).

5.2           Suspension. The Company may by written notice to Holder immediately suspend the use of any resale prospectus for a period not to exceed 60 consecutive days in any one instance and for a period not to exceed one 120 calendar days in any 12-month period (each, a “Suspension Period”) at any time that (i) the Company becomes engaged in a business activity or negotiation or any other event has occurred or is anticipated which is not disclosed in that prospectus which the Company reasonably believes should be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes or (ii) the Company determines that a particular disclosure so determined to be required to be disclosed therein be premature or would adversely affect the Company or its business or prospects. The Company will use its commercially reasonable efforts to ensure that the use of the Registration Statement may be resumed as soon as practicable.

5.3           Costs and Expenses. The Company shall bear all costs and expenses associated with the registration of the Shares as specified in this Section 5 and the preparation and filing of the Registration Statement, including, without limitation, all printing expenses, legal fees and disbursement of the Company’s outside counsel, commissions, NASDAQ and blue sky registration filing fees and transfer agents’ and registrars’ fees, but not including underwriting commissions or similar charges and legal fees and disbursements of counsel to Holder.

SECTION 6.        MISCELLANEOUS.

6.1           Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern time, on the Expiration Date and shall be void thereafter.

6.2           Legends. Each certificate evidencing Shares (and each certificate evidencing the securities issued upon conversion of any Shares, if any) shall be imprinted with a customary applicable legend as reasonably determined by the Company.

6.3           Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except with respect to transfers and assignments to affiliates of the Holder or otherwise in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).

6.4           Transfer Procedure. After receipt by Initial Holder of the executed Warrant, Initial Holder may transfer all or part of this Warrant to one or more of Initial Holder’s affiliates (each, an “Initial Holder Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Section 6.3 and upon providing the Company with written notice, Initial Holder, any such Initial Holder Affiliate and any subsequent Holder, may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any other transferee, provided, however, in connection with any such transfer, the Initial Holder Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

6.5           Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first (1st) Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 6.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Marathon Asset Management

One Bryant Park, 38th Floor

New York, NY 10036
Attn: Craig H. Thaler

Email: cthaler@marathonfund.com

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY

Attn: Fran Stoller

Email: fstoller@loeb.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

ADMA Biologics, Inc.

465 Route 17 South, Ramsey, NJ 07446

Attn: Adam Grossman, President and Chief Executive Officer

Fax: (201) 478-5553

Email: agrossman@admabio.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

51 JFK Parkway, Suite 120

Short Hills, NJ 07078

Attn: David C. Schwartz, Esq.

Fax: (973) 520-2575

Email: david.schwartz@dlapiper.com

6.6           Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

6.7           Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

6.8           Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

6.9           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

6.10        Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

6.11        Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which Marathon is closed.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

ADMA BIOLOGICS, INC.

By: /s/ Brian Lenz

Name: Brian Lenz

Title: Vice President

“HOLDER”

MARATHON HEALTHCARE FINANCE FUND, L.P.

By: Marathon Healthcare Finance Fund GP, LLC

By: /s/ Andrew Rabinowitz

Name: Andrew Rabinowitz
(Print)
Title: Authorized Signatory

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.              The undersigned Holder hereby exercises its right purchase ___________ shares of the Common [circle one] Stock of ADMA BIOLOGICS, INC. (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

☐  check in the amount of $________ payable to order of the Company enclosed herewith

☐  Wire transfer of immediately available funds to the Company’s account

☐  Cashless Exercise pursuant to Section 1.2 of the Warrant

☐  Other [Describe] __________________________________________

2.              Please issue a certificate or certificates representing the Shares in the name specified below:

____________________________________________

Holder’s Name

____________________________________________

____________________________________________

(Address)

3.              By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date:

Appendix 1

APPENDIX 2

ASSIGNMENT

For value received, the undersigned hereby sells, assigns and transfers unto

Name:                    [TRANSFEREE]

Address: _________________________________

Tax ID:                   ________________________________]

that certain Warrant to Purchase Stock issued by ADMA Biologics, Inc. (the “Company”), on [DATE] (the “Warrant”) together with all rights, title and interest therein.

MARATHON HEALTHCARE FINANCE FUND, L.P.

By:

Name:

Title:

Date:

By its execution below, and for the benefit of the Company, [TRANSFEREE] makes each of the representations and warranties set forth in Section 4 of the Warrant and agrees to all other provisions of the Warrant as of the date hereof.

[TRANSFEREE]

By:

Name:

Title:	]

Appendix 2